Exhibit 5.1

Faegre Baker Daniels LLP

2200 Wells Fargo Center • 90 South Seventh Street

Minneapolis • Minnesota 55402-3901

Phone +1 612 766 7000

Fax +1 612 766 1600

June 15, 2016

MTS Systems Corporation

14000 Technology Drive

Eden Prairie, Minnesota 55344

Ladies and Gentlemen:

We have acted as counsel for MTS Systems Corporation, a Minnesota corporation (the “Company”), in connection with the preparation of (i) a Registration Statement on Form S-3 (File No. 333-211901) (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of the securities referred to therein, (ii) the Prospectus Supplement dated June 9, 2016 to the Prospectus dated June 7, 2016 relating to the offer and sale by the Company under the Registration Statement of up to 1,897,500 shares of common stock of the Company, par value $0.25 per share (the “Common Stock” and such 1,897,500 shares, the “Shares”), and (iii) the Prospectus Supplement dated June 9, 2016 to the Prospectus dated June 7, 2016 relating to the offer and sale by the Company under the Registration Statement of up to 1,150,000 8.75% Tangible Equity Units of the Company (the “Units”), each Unit with a stated amount of $100 and consisting of (i) a prepaid stock purchase contract issued by the Company to purchase shares of Common Stock (the “Purchase Contracts”), and (ii) a senior amortizing note having a final installment payment date of July 1, 2019 issued by the Company (the “Amortizing Notes”), which has an initial principal amount of $23.8136 per Amortizing Note and a final installment payment date of July 1, 2019.

The Shares are to be issued under the Amended and Restated Articles of Incorporation of the Company (the “Articles of Incorporation”) and sold pursuant to the Underwriting Agreement dated June 9, 2016 (the “Common Stock Underwriting Agreement”) by and among the Company and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC as representatives of the several underwriters named in Schedule 1 thereto.

The Units and the Purchase Contracts are to be issued under the Purchase Contract Agreement dated June 15, 2016 (the “Purchase Contract Agreement”) by and among the Company, U.S. Bank National Association, as purchase contract agent and as attorney-in-fact for the holders of the Purchase Contracts from time to time as provided therein, and U.S. Bank National Association, as Trustee under the Indenture (as such terms are defined below), and sold pursuant to the Underwriting Agreement dated June 9, 2016 (the “Unit Underwriting Agreement”) by and among the Company and J.P. Morgan

Securities LLC and Wells Fargo Securities, LLC as representatives of the several underwriters named in Schedule 1 thereto.  The Amortizing Notes will be issued pursuant to the Senior Indenture dated June 15, 2016 (the “Base Indenture”) by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto dated June 15, 2016 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).  The Purchase Contract Agreement, the Indenture, the Common Stock Underwriting Agreement and the Unit Underwriting Agreement are sometimes referred to herein as the “Transaction Documents.”  The Units, the Purchase Contracts, the Amortizing Notes, the Shares and the shares of Common Stock issuable upon settlement of the Purchase Contracts are sometimes referred to herein as the “Securities.”

We have examined or are otherwise familiar with the Registration Statement, the Transaction Documents, the Articles of Incorporation, the Amended and Restated Bylaws of the Company and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of the opinions set forth herein.

Based upon and subject to the foregoing, we are of the opinion that:

1.                                      The Shares have been duly authorized and, when delivered to and paid for pursuant to the Common Stock Underwriting Agreement, will be duly and validly issued, fully paid and nonassessable.

2.                                      The shares of Common Stock issuable pursuant to the Purchase Contracts have been duly authorized and, when issued and delivered by the Company upon settlement of the Purchase Contracts, will be duly and validly issued, fully paid and nonassessable.

3.                                      The Units and the Purchase Contracts (each as evidenced in the forms attached to and issued pursuant to the Purchase Contract Agreement), have been duly authorized and executed and, when authenticated in accordance with the Purchase Contract Agreement and delivered to and paid for pursuant to the terms of the Unit Underwriting Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether considered in a proceeding in equity or at law).

4.                                      The Amortizing Notes have been duly authorized and executed by the Company and, when authenticated in accordance with the provisions of the Indenture and delivered to and paid for pursuant to the terms of the Unit Underwriting Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether considered in a proceeding in equity or at law).

We have relied as to certain relevant facts upon certificates of, and/or information provided by, officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (ii) each party to agreements or instruments relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; and (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

We express no opinion as to whether a court would award a judgment in a currency other than United States dollars or as to the enforceability of any provision specifying rates of exchange for, or requiring indemnity against loss in, converting into a specified currency the proceeds or amount of a court judgment in another currency.

The opinions expressed herein are limited to the specific issues addressed and to documents and laws existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such documents and laws or in the interpretation thereof which may occur after the date hereof.

Our opinions set forth herein are limited to the laws of the States of Minnesota and New York and the federal laws of the United States of America, and we express no opinion as to the effect of any other laws.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplements which are parts of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ W. Morgan Burns
W. Morgan Burns